Exhibit 99.1

Contact:	Kelly Tacke
Executive Vice President and Chief Financial Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

IMPROVED FIRST QUARTER FISCAL 2011 RESULTS

DALLAS, Texas (July 20, 2010) — Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the first quarter ended June 25, 2010.

Overview

Net sales for the first quarter of fiscal 2011 totaled $84.3 million compared with $82.4 million for the first quarter of fiscal 2010. Palm Harbor reported an operating loss of $2.0 million for the first quarter of fiscal 2011 compared with an operating loss of $5.1 million in the same period last year. Net loss for the first quarter of fiscal 2011 totaled $5.7 million, or $0.25 per share, compared with a net loss of $10.0 million, or $0.44 per share, a year ago.

Improved Operations

“We are encouraged by our improved results for the first quarter of fiscal 2011,” commented Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., “Revenues for the quarter were up over two percent compared with the prior year period, despite operating 25 fewer retail locations and one less manufacturing facility. Notably, revenues were also up over 21 percent sequentially from the fourth quarter of fiscal 2010, another favorable indicator. At the same time, we reduced our operating loss by 61 percent compared with the same period a year ago. We are realizing the benefits of the restructuring actions over the past year to reduce our operational overhead and right-size our manufacturing capacity to match current and expected demand. We are pleased with our progress to date and are on schedule with our forecast and restructuring/turnaround plan.

“We have extended our product reach within a smaller geographic footprint with positive results,” Keener continued. “For the first quarter of fiscal 2011, factory-built homes sold by Palm Harbor were up 26 percent year over year and up 18 percent on a sequential basis from the fourth quarter of fiscal 2010. We realized a market share gain of over 30 percent through the first five months of calendar 2010 in the states where we ship factory-built housing products. However, over the same period, average selling prices declined as a result of lower appraisal values and consumer demand for less expensive homes. We have responded with an innovative and expansive product line that offers a wide range of price points. In spite of the decline in selling prices and a spike in raw material costs in the first quarter, we maintained solid margins. We have also reduced our selling, general and administrative costs by 16 percent from a year ago. We are encouraged by the steady improvement throughout the first quarter as all of our operating divisions were profitable in the month of June.

Business Outlook

“We are cautiously optimistic about the reversal of demand trends as industry shipments through the latest reporting period are up five percent over last year’s levels,” added Keener. “The recently ended homebuyer tax credit clearly had a positive impact on our results for the first quarter. However, as expected, retail traffic has declined since the expiration date, but it is too early to determine if this is just a temporary break in demand.”

“We continue to pursue innovative ways to both expand our product offering and reach new distribution channels to further drive revenues,” Keener continued. “Our commercial activity is gaining traction and we believe this line of business will provide an increasingly important revenue source going forward. We believe we are better positioned to respond to these and other market opportunities and move the Company towards reaching sustained profitability in fiscal 2011. We remain focused on increasing revenues, carefully managing our costs, achieving gross margin improvement and maintaining adequate liquidity to effectively manage our business regardless of the market direction.

Profitable Insurance and Finance Businesses

“Our financial services operations have continued to support our business through this volatile environment. Standard Casualty, our insurance subsidiary, has remained a consistent performer with steady growth in policies and outstanding renewal rates. CountryPlace Mortgage, our mortgage lending subsidiary, had a very good first quarter with loan originations up 52 percent from the same period in fiscal 2010. As an approved Fannie Mae and Ginnie Mae seller servicer, CountryPlace is well positioned for continued growth. Additionally, we are now originating loans for realtors and site-builders and are in line to originate FHA Title I home loans when Ginnie Mae lifts its moratorium, which is expected to happen in calendar 2010. CountryPlace’s reputation and track record for maintaining outstanding delinquency and default experience clearly demonstrates that a good factory-built lending practice can continue to perform well in a difficult economy,” added Keener.

Cash Flow Management

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “We believe the financing and restructuring transactions we completed last year have strengthened our competitive position for fiscal 2011. However, we remain laser-focused on cash generation and cash preservation in every area of our operations as managing our liquidity remains a top priority. We will continue to carefully manage our balance sheet during these uncertain economic conditions.”

A conference call regarding this release is scheduled for Wednesday, July 21, 2010, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except per share data)

For the first quarter ended June 25, 2010 and June 26, 2009

	First Quarter Ended
	June 25, 2010	June 26, 2009

	(Unaudited)
Net sales	$84,345	$82,421
Cost of sales	65,752	63,097

Gross profit	18,593	19,324
Selling, general and administrative expenses	20,547	24,378

Loss from operations	(1,954)	(5,054)

Interest expense	(4,204)	(4,964)
Other income	534	228

Loss before income taxes	(5,624)	(9,790)
Income tax expense	(102)	(188)

Net loss	$(5,726)	$(9,978)

Loss per common share:
Basic and diluted	$(0.25)	$(0.44)

Weighted average common shares outstanding:
Basic and diluted	22,980	22,875

Condensed Balance Sheets

(Dollars in thousands)

June 25, 2010 and March 26, 2010

	June 25, 2010	March 26, 2010

	(Unaudited)
Assets
Cash and cash equivalents	$16,857	$26,705
Trade receivables	20,870	18,533
Consumer loans receivable, net	173,778	176,143
Inventories	55,964	60,303
Property, plant and equipment, net	26,557	27,251
Other assets	50,857	48,818

Total Assets	$344,883	$357,753

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$62,382	$60,700
Floor plan payable	35,867	42,249
Construction lending line	4,752	3,890
Securitized financings	118,490	122,494
Virgo debt, net	18,360	18,518
Convertible senior notes, net	51,194	50,486
Shareholders' equity	53,838	59,416

Total Liabilities and Shareholders' Equity	$344,883	$357,753

PALM HARBOR HOMES, INC.

Quick Facts

	First Quarter Ended
	June 25, 2010	June 26, 2009
FACTORY-BUILT HOUSING:
Company-owned sales centers and builder locations:
Beginning	55	86
Added	1	0
Closed	0	(5)

Ending	56	81

Factory-built homes sold through:
Company-owned superstores and builder locations	722	580
Independent dealers, builders and developers	195	149

Total factory-built homes sold	917	729

Factory-built homes sold as:
Single-section	256	134
Multi-section	468	422
Modular	193	173

Total factory-built homes sold	917	729

Commercial buildings:
Number of commercial buildings sold	11	29

Net sales from commercial buildings sold (in 000’s)	$726	$7,910

Average sales prices:
Manufactured housing – retail	$67,000	$70,000
Manufactured housing – wholesale	$49,000	$56,000
Modular housing – consumer	$156,000	$169,000
Modular housing – builder and developer	$71,000	$75,000

Homes produced	831	656
Internalization rate	77%	74%

FINANCIAL SERVICES
Loan originations:
CPM	94	62

Insurance penetration:
Warranty	82%	90%
Physical damage	72%	70%